Exhibit 10.2

AMENDMENT NO. 1

TO

ASSEMBLY BIOSCIENCES, INC.

2018 STOCK INCENTIVE PLAN

Assembly Biosciences, Inc., a Delaware corporation (the “Company”) adopted the 2018 Stock Incentive Plan on May 30, 2018 (as amended from time to time, the “Plan”).

Prior to this Amendment No. 1 to the Plan, the number of shares of Common Stock, par value $0.001 per share, reserved under the Plan was 1,900,000.

The Board of Directors of the Company (the “Board”) may, with stockholder approval, amend the Plan to increase the number of authorized shares reserved for issuance under the Plan.

The Board has determined that it is advantageous to the Company and necessary to attract and retain the best available personnel to amend the Plan to increase the number of shares reserved for issuance under the Plan.

Now, therefore, the Plan is hereby amended as follows:

1. Sections 3(a) and 3(b) of the Plan shall be amended and restated as follows:

“(a) Subject to the provisions of Sections 3(b) and 12 below, the maximum aggregate number of Shares which may be issued pursuant to all Awards (including Incentive Stock Options) is Three Million (3,000,000) Shares. The Shares granted under the Plan may be authorized, but unissued, or reacquired Common Stock.

(b) Any Shares covered by an Award (or portion of an Award) which is forfeited, canceled or expires (whether voluntarily or involuntarily) shall be deemed not to have been issued for purposes of determining the maximum aggregate number of Shares which may be issued under the Plan, except that the maximum aggregate number of Shares which may be issued pursuant to the exercise of Incentive Stock Options shall not exceed the number specified in Section 3(a). Shares that actually have been issued under the Plan pursuant to an Award shall not be returned to the Plan and shall not become available for future issuance under the Plan, except that if Options or other Awards granted under this Plan are forfeited or repurchased by the Company, such Shares shall become available for future grant under the Plan. In the event any Option or other Award granted under the Plan is exercised through the tendering of shares of Common Stock (either actually or through attestation) or withholding shares of Common Stock, or in the event tax withholding obligations are satisfied by tendering or withholding shares of Common Stock, any shares of Common Stock so tendered or withheld shall not again be available for awards under the Plan. Shares of Common Stock subject to an SAR granted pursuant to Section 6(k) of this Plan that are not issued in connection with cash or stock settlement of the exercise of the SAR shall not again be available for award under the Plan. Shares of Common Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options shall not be available for awards under the Plan.

Except as expressly set forth in this Amendment No. 1, all other terms and conditions set forth in the Plan shall remain in full force and effect. Each capitalized term used and not defined herein shall have the meaning set forth in the Plan.

Subject to approval of the stockholders, this Amendment has been adopted by the Board of Directors of the Company as of March 8, 2019.

This Amendment will be submitted to the stockholders of the Company for approval at the annual stockholders meeting to be held on May 17, 2019 and will become effective upon receipt of approval by the stockholders.

March 8, 2019: Subject to Stockholders approval, adopted by Board of Directors

May 17, 2019: Approved by Stockholders